EXHIBIT 12.4

THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2000	2001	2002	2002	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$138,144	$42,691	$(5,142)	$19,930	$86,283
Interest and other charges, before reduction for amounts capitalized	71,373	62,773	57,672	42,126	33,439
Provision for income taxes	78,780	26,362	(9,844)	5,394	52,350
Interest element of rentals charged to income (a)	96,358	92,108	87,174	84,894	82,879
Earnings as defined	$384,655	$223,934	$129,860	$152,344	$254,951

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest expense	$71,373	$62,773	$57,672	$42,126	$33,439
Interest element of rentals charged to income (a)	96,358	92,108	87,174	84,894	82,879
Fixed charges as defined	$167,731	$154,881	$144,846	$127,020	$116,318

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.29	1.45	0.90	1.20	2.19

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.4

THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$138,144	$42,691	$(5,142)	$19,930	$86,283
Interest and other charges, before reduction for amounts capitalized	71,373	62,773	57,672	42,126	33,439
Provision for income taxes	78,780	26,362	(9,844)	5,394	52,350
Interest element of rentals charged to income (a)	96,358	92,108	87,174	84,894	82,879
Earnings as defined	$384,655	$223,934	$129,860	$152,344	$254,951

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest expense	$71,373	$62,773	$57,672	$42,126	$33,439
Preferred stock dividend requirements	16,247	16,135	10,756	8,838	8,844
Adjustments to preferred stock dividends to state on a pre-income tax basis	10,143	10,167	4,146	2,158	5,366
Interest element of rentals charged to income (a)	96,358	92,108	87,174	84,894	82,879
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$194,121	$181,183	$159,748	$138,016	$130,528
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	1.98	1.24	0.81	1.10	1.95

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.